QUANEX BUILDING PRODUCTS CORPORATION
DIRECTOR CASH-SETTLED
RESTRICTED STOCK UNIT AWARD AGREEMENT
[_______________]
Grantee

Date of Award:	[__________________]
Number of Restricted Stock Units:	[______]
General Vesting Schedule/Restricted Period:	100% vested on the Date of Award

AWARD OF RESTRICTED STOCK UNITS
1.     GRANT OF RESTRICTED STOCK UNIT AWARD. The Board of Directors (the “Board”) of Quanex Building Products Corporation, a Delaware corporation (the “Company”), subject to the terms and provisions of the Quanex Building Products Corporation 2020 Omnibus Incentive Plan (the “Plan”), hereby awards to you, the above-named Grantee, effective as of the Date of Award set forth above (the “Date of Award”), that number of restricted stock units set forth above (the “RSUs”), on the terms and conditions set forth in this Restricted Stock Unit Award Agreement (this “Agreement”).
The RSUs will be evidenced by entries in a bookkeeping ledger account which reflect the number of RSUs credited under the Plan for your benefit.
Upon the earlier of (1) the date on which you cease to be a member of the Board of Directors of the Company for any reason or (2) the date on which there occurs a “change in the ownership or effective control of the corporation” or a “change in the ownership of a substantial portion of the assets of the corporation” (within the meaning of section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)) with respect to the Company, the Company shall issue to you (or to your legal representative or heir) cash in an amount equal to the fair market value of one share of the Company’s common stock, $0.01 par value per share (the “Common Stock”), in exchange for each RSU that is awarded to you hereby and thereafter you shall have no further rights with respect to such RSU.
2.     NONTRANSFERABILITY. Notwithstanding anything in this Agreement to the contrary, the RSUs awarded to you under this Agreement shall not be transferable or assignable by you other than by will or the laws of descent and distribution.
3.     CAPITAL ADJUSTMENTS AND REORGANIZATIONS. The existence of the RSUs shall not affect in any way the right or power of the Company or any company the stock of which is awarded pursuant to this Agreement to make or authorize any adjustment, recapitalization, reorganization or other change in its capital structure or its business, engage in any merger or consolidation, issue any debt or equity securities, dissolve or liquidate, or sell, lease, exchange or otherwise dispose of all or any part of its assets or business, or engage in any other corporate act or proceeding.
4.     RSUs DO NOT AWARD ANY RIGHTS OF A SHAREHOLDER. You shall not have the voting rights or any of the other rights, powers or privileges of a holder of the Common Stock with respect to the RSUs that are awarded hereby.
5.     PAYMENT OF DIVIDEND EQUIVALENTS. If during the period you hold any RSUs awarded hereby the Company pays a dividend in cash with respect to the outstanding shares of the Common Stock (a “Cash Dividend”), then the Company will pay to you in cash, an amount equal to the product of (a) the RSUs awarded hereby that have not been exchanged by the Company for cash and (b) the amount of the Cash Dividend paid per share of the Common Stock (the “Dividend Equivalent”). The Company shall pay to you currently (and in no case later than the end of the calendar year in which the dividends are paid to the holders of the Common Stock, or if later, the 15th day of the third month following the date the dividends are paid to the holders of the Common Stock) an amount equal to such Dividend Equivalents.
If during the period you hold any RSUs awarded hereby the Company pays a dividend in shares of the Common Stock with respect to the outstanding shares of the Common Stock, then the Company will increase the RSUs awarded hereby that have not then been exchanged by the Company for shares of the Common Stock by an amount equal to the product of (a) the RSUs awarded hereby that have not been exchanged by the Company for cash and (b) the number of shares of the Common Stock paid by the Company per share of the Common Stock (collectively, the “Stock Dividend RSUs”). Each Stock Dividend RSU will be paid in cash at the same time and on the same basis as such RSU.
6.     NOT A SERVICE OR EMPLOYMENT AGREEMENT. This Agreement is not a service or employment agreement, and no provision of this Agreement shall be construed or interpreted to create a service or employment relationship between you and the Company or any Affiliate or guarantee the right to remain as a director of or employed by the Company or any Affiliate for any specified term.
7.     LIMIT OF LIABILITY. Under no circumstances will the Company or an Affiliate be liable for any indirect, incidental, consequential or special damages (including lost profits) of any form incurred by any person, whether or not foreseeable and regardless of the form of the act in which such a claim may be brought, with respect to the Plan.
8.     SECTION 409A OF THE CODE. This Agreement and all payments made hereunder are intended to be exempt from or compliant with Section 409A of the Code and be “Permissible under Section 409A” as defined in the Plan. Specifically, payments of this RSU Award are intended to meet the short-term deferral exception described in 26 C.F.R. 1.409A-1(b)(4) or to comply with Section 409A of the Code by reason of being paid upon your separation from service pursuant to 26 C.F.R. Section 1.409A-3(a)(1) or pursuant to change in control event pursuant to 26 C.F.R. Section 1.409A-3(a)(5), and the provisions of this Agreement will be administered, interpreted and construed accordingly. Notwithstanding the foregoing, the Company does not guarantee the tax treatment of any payment hereunder and shall have no liability to you or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code and do not satisfy an exemption from, or comply with, Section 409A of the Code. By accepting this Award, you acknowledge and agree that (a) you are not relying upon any written or oral statement or oral statement or representation of the Company, its Affiliates, or any of their respective employees, directors, officers, attorneys or agents (collectively, the “Company Parties”) regarding the tax effects associated with execution of this Agreement and the payment made pursuant to the Plan, and (b) in deciding to enter into this Agreement, you are relying on your own judgment and the judgment of the professionals of your choice with whom you have consulted. By accepting this Award, you thereby release, acquit and forever discharge the Company Parties from all actions, causes of actions, suits, debts, obligations, liabilities, claims, damages, losses, costs and expenses of any nature whatsoever, known or unknown, on account of, arising out of, or in any way related to the tax effects associated with the Award and this Agreement.
For all purposes of this Agreement, you shall be considered to have ceased to be a member of the Board when you incur a “separation from service” with the Company within the meaning of Section 409A(a)(2)(A)(i) of the Code and 26 C.F.R. Section 1.409A-1(h).

9.     MISCELLANEOUS. This Agreement is awarded pursuant to and is subject to all of the provisions of the Plan, including amendments to the Plan, if any. In the event of a conflict between this Agreement and the Plan provisions, the Plan provisions will control. The term “you” and “your” refer to the Grantee named in this Agreement. Capitalized terms that are not defined herein shall have the meanings ascribed to such terms in the Plan. This Agreement shall be binding on the Company’s successors and assigns.
In accepting the award of RSUs set forth in this Agreement you accept and agree to be bound by all the terms and conditions of the Plan and this Agreement.
QUANEX BUILDING PRODUCTS CORPORATION

[Name]
[Title]

Non-Employee Director

        Cash Settled